EXHIBIT 99(a)

news release

—AT THE COMPANY—
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
WEDNESDAY, February 4, 2009

UFPI 2008 results include net earnings of $4.3 million on sales of $2.2 billion
Strong balance sheet and long-term outlook; Company well-positioned for a challenging 2009

GRAND RAPIDS, Mich., Feb. 4, 2009 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced 2008 results including annual net earnings of $4.3 million, or $0.23 per diluted share, on net sales of $2.2 billion, compared to annual net earnings of $21.0 million, or $1.09 per diluted share, on net sales of $2.5 billion for 2007. For the fourth quarter of 2008, the Company posted a net loss of $793,000, or ($.04) per diluted share, on net sales of $423.7 million, compared to a 2007 fourth-quarter loss of $11.0 million, or ($0.58) per diluted share, on net sales of $512.6 million. Fourth-quarter 2007 results included $8.6 million in severance, impairment and other charges, or approximately $7 million, net of related income tax benefits.

The Company continues to feel the effects of a contracting economy and distressed markets; however, it was able to partially mitigate the impact by continually sizing its operations to its business opportunities. “Our ability to resize our company to market demands has enabled us to post a modest profit in extraordinarily difficult times,” said CEO Michael B. Glenn. “We anticipate additional challenges, but, with the hard work of our people and the strengths of our strategies, we’re confident in our ability to take advantage of continuing business opportunities, especially in light of our expectation that many of our competitors will be forced to exit the business. Moving forward, we are focused on managing our working capital, enhancing efficiencies through continuous improvement, growing market share and meeting customer needs and expectations.”

Glenn noted that difficult decisions made over the past few years are paying off. “Our balance sheet is strong and we’re well-positioned for today’s challenges and for better times that will return,” he said. “At the beginning of 2008, our total debt and amounts outstanding under our sale of receivables program totaled approximately $233 million; today, it totals approximately $101 million. We accomplished this primarily by generating almost $116 million in cash flow in 2008 and using it to reduce our debt and eliminate our sale of receivables program.”

—more—

Universal Forest Products, Inc.

The composite lumber price was 15% lower in the fourth quarter 2008 from 2007, negatively affecting reported sales. The Company believes lumber prices will remain depressed through 2009.

By market, Universal posted the following gross sales results for 2008:

Do-It-Yourself/retail: $151.8 million for the fourth quarter of 2008, a decrease of 8.0% from the same period of 2007. Annual gross sales of $910.7 for 2008 reflected a 7.8% decrease from 2007. With consumer confidence reaching an all-time low in December 2008, this market is expected to remain weak and may post its first three-year sales decline since record keeping began 40 years ago. Renewed growth hinges upon economic recovery. Big box retailers expect same-store sales declines of up to 10% in 2009. Universal is focusing on new product development, growing business with independent retailers, and improving operating efficiencies while increasing market share with its core products.

Industrial packaging/components: $124.2 million for the fourth quarter, a decrease of 9.5% from the fourth quarter of 2007. For the year, gross sales of $605.1 million represented a 2.2% increase over 2007. The Company continues to add customers. Sales to existing customers declined along with U.S. manufacturing output. The concrete forming business continues to have a positive impact on sales as the Company gains market share in what is a fragmented industry.

Site-built construction: $93.4 million for the fourth quarter of 2008, a decrease of 28.8% from the same period of 2007. Annual gross sales of $454.8 million represented a decrease of 22.7% from 2007. Single-family housing starts declined 41% in 2008 from 2007; multifamily starts were down 9% in 2008 from 2007. With forecasts for further declines in housing well into 2009 before a turnaround begins in 2010, the Company is focused on containing costs, maintaining and seeking profitable business, and maintaining strong relationships with existing customers that have strong balance sheets.

Manufactured housing: Fourth-quarter sales of $57.8 million were 34.1% lower than the same period of 2007. Annual gross sales of $303.5 million represented a 22.6% decrease from 2007. According to the most recent statistics available, shipments of HUD-code homes were down 14% year-to-date November 2008 from November 2007. For the month, November 2008 shipments were off 35% from November 2007. The Company believes this market will remain depressed until the oversupply of site-built homes is absorbed and credit conditions improve. Forecasts call for industry shipments to continue their downward trend through 2009.

“We’ve demonstrated that tough times like these create opportunities for strong companies like Universal,” Glenn said. “We don’t enjoy them, but we know we can and will increase our leadership position and remain a formidable player in our markets when the economy strengthens.”

—more—

Universal Forest Products, Inc.

OUTLOOK
The Company expects the current challenging conditions to prevail throughout 2009; however, its strong financial position, solid business model, diverse business opportunities and ability to adjust appropriately to its opportunities position it better than most to endure challenging times. The Company believes that current economic conditions and uncertainties limit its ability to provide meaningful guidance for ranges of likely financial performance; therefore, the Company will not provide guidance for the foreseeable future.

CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thursday, Feb. 5, 2009. The call will be hosted by Executive Chairman William G. Currie, Chief Executive Officer Michael B. Glenn, and Chief Financial Officer Michael Cole, and will be available for analysts and institutional investors domestically at (866) 713-8307 and internationally at (617) 597-5307. Use participant passcode 94012459. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at www.ufpi.cm. A replay of the call will be available through March 5, 2009, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use participant passcode 83456619.

UNIVERSAL FOREST PRODUCTS, INC.
Headquartered in Grand Rapids, Mich., with facilities throughout North America, Universal Forest Products engineers, manufactures and markets wood and wood-alternative products for DIY/retail home centers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging and components for various industries. The 53-year-old Company also provides framing services for the site-built market and forms for concrete construction. For information about Universal Forest Products, visit www.ufpi.com.

Please be aware that: Any statements included in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by, and information currently available to, the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: Adverse lumber market trends, competitive activity, negative economic trends, government regulations and weather. Certain of these risk factors and additional information are included in the Company’s reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE TWELVE MONTHS ENDED
DECEMBER 2008/2007

	Quarter Period				Year to Date
(In thousands, except per share data)	2008		2007		2008		2007
NET SALES	$423,653	100%	$512,637	100%	$2,232,394	100%	$2,513,178	100%

COST OF GOODS SOLD	373,404	88.1	460,998	89.9	1,976,925	88.6	2,204,149	87.7

GROSS PROFIT	50,249	11.9	51,639	10.1	255,469	11.4	309,029	12.3

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	50,255	11.9	55,660	10.9	228,557	10.2	247,373	9.8
NET LOSS ON DISPOSITION OF ASSETS AND OTHER IMPAIRMENT AND EXIT CHARGES	1,081	0.3	7,578	1.5	8,507	0.4	8,164	0.3

EARNINGS (LOSS) FROM OPERATIONS	(1,087)	(0.3)	(11,599)	(2.3)	18,405	0.8	53,492	2.1

Interest expense	2,499	0.6	3,576	0.7	12,088	0.5	17,033	0.7
Interest income	(66)	—	(516)	(0.1)	(829)	—	(2,150)	(0.1)

	2,433	0.6	3,060	0.6	11,259	0.5	14,883	0.6

EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(3,520)	(0.8)	(14,659)	(2.9)	7,146	0.3	38,609	1.5

INCOME TAXES	(2,969)	(0.7)	(4,237)	(0.8)	1,686	0.1	15,396	0.6

EARNINGS (LOSS) BEFORE MINORITY INTEREST	(551)	(0.1)	(10,422)	(2.0)	5,460	0.2	23,213	0.9

MINORITY INTEREST	(242)	(0.1)	(558)	(0.1)	(1,117)	(0.1)	(2,168)	(0.1)

NET EARNINGS (LOSS)	$(793)	(0.2)	$(10,980)	(2.1)	$4,343	0.2	$21,045	0.8

EARNINGS (LOSS) PER SHARE — BASIC	$(0.04)		$(0.58)		$0.23		$1.10

EARNINGS (LOSS) PER SHARE — DILUTED	$(0.04)		$(0.58)		$0.23		$1.09

WEIGHTED AVERAGE SHARES OUTSTANDING FOR BASIC EARNINGS (LOSS)	19,161		19,016		19,074		19,056

WEIGHTED AVERAGE SHARES OUTSTANDING FOR DILUTED EARNINGS (LOSS)	19,161		19,016		19,225		19,362
SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2008	%	2007	%	2008	%	2007	%
Do-It-Yourself/Retail	$151,781	36%	$165,002	32%	$910,679	40%	$988,175	39%
Site-Built Construction	93,417	22%	131,115	25%	454,846	20%	588,778	23%
Industrial	124,195	28%	137,240	26%	605,143	27%	592,369	23%
Manufactured Housing	57,810	14%	87,737	17%	303,523	13%	392,163	15%

Total Gross Sales	427,203	100%	521,094	100%	2,274,191	100%	2,561,485	100%
Sales Allowances	(3,550)		(8,457)		(41,797)		(48,307)

Total Net Sales	$423,653		$512,637		$2,232,394		$2,513,178

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
DECEMBER 2008/2007

(In thousands)
ASSETS	2008	2007

CURRENT ASSETS
Cash and cash equivalents	$13,337	$43,605
Accounts receivable	138,043	142,562
Inventories	193,496	235,868
Assets held for sale	5,490	33,624
Other current assets	27,736	44,866

TOTAL CURRENT ASSETS	378,102	500,525

OTHER ASSETS	5,927	8,094
INTANGIBLE ASSETS, NET	182,014	174,121
PROPERTY, PLANT AND EQUIPMENT, NET	249,976	274,260

TOTAL ASSETS	$816,019	$957,000

LIABILITIES AND SHAREHOLDERS' EQUITY	2008	2007

CURRENT LIABILITIES
Accounts payable	$63,184	$83,505
Accrued liabilities	71,926	78,275
Current portion of long-term debt and capital leases	15,490	945

TOTAL CURRENT LIABILITIES	150,600	162,725

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	85,684	205,126
OTHER LIABILITIES	37,852	52,481
SHAREHOLDERS’ EQUITY	541,883	536,668

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$816,019	$957,000

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE TWELVE MONTHS ENDED
DECEMBER 2008/2007

(In thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$4,343	$21,045
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	37,570	39,547
Amortization of intangibles	9,797	8,034
Expense associated with share-based compensation arrangements	1,136	505
Expense associated with stock grant plans	104	174
Deferred income taxes	(7,747)	(4,134)
Minority interest	1,116	2,168
Gain on sale of interest in subsidiary	—	(140)
Gain on insurance settlement	(598)	—
Net loss on disposition of assets and other impairment and exit charges	7,062	6,755
Changes in:
Accounts receivable	4,287	19,538
Inventories	42,922	27,795
Accounts payable	(20,153)	(9,569)
Accrued liabilities and other	8,883	(23,885)
Excess tax benefits from share-based compensation arrangements	(171)	(755)

NET CASH FROM OPERATING ACTIVITIES [1]	88,551	87,078

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(18,944)	(39,360)
Acquisitions, net of cash received	(23,338)	(57,087)
Proceeds from sale of interest in subsidiary	—	400
Proceeds from sale of property, plant and equipment	30,367	4,769
Advances on notes receivable	(997)	(1,002)
Collection of notes receivable	556	347
Insurance proceeds	800	—
Other, net	189	(38)

NET CASH FROM INVESTING ACTIVITIES	(11,367)	(91,971)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under revolving credit facilities	(24,148)	34,648
Repayment of long-term debt	(80,824)	(28,466)
Proceeds from issuance of common stock	2,957	3,539
Distributions to minority shareholder	(3,654)	(1,797)
Investment received from minority shareholder	419	—
Dividends paid to shareholders	(2,284)	(2,185)
Repurchase of common stock	—	(8,777)
Excess tax benefits from share-based compensation arrangements	171	755
Other, net	(89)	(327)

NET CASH FROM FINANCING ACTIVITIES	(107,452)	(2,610)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(30,268)	(7,503)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	43,605	51,108

CASH AND CASH EQUIVALENTS, END OF PERIOD	$13,337	$43,605

1Our sale of receivables program was terminated on September 26, 2008. Therefore, our cash from operating activities for 2008 includes negative cash flow of approximately $27.1 million related to this program.